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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)



                          Bone Care International, Inc.
                                (Name of Issuer)



                                  Common Stock
                         (Title of Class of Securities)



                                    098072101
                                 (CUSIP Number)



                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [X]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

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CUSIP NO. 098072101

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS

          RICHARD B. MAZESS, Ph.D.
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   1,368,760
  NUMBER OF                 ----------------------------------------------------
   SHARES                   6      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         1,368,614
    EACH                    ----------------------------------------------------
  REPORTING                 7      SOLE DISPOSITIVE POWER
   PERSON
    WITH                           1,368,760
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   1,368,614
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,737,374
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          19.1%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 098072101

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSONS

           MARILYN MAZESS
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                   0
  NUMBER OF                 ----------------------------------------------------
   SHARES                   6      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         1,368,614
    EACH                    ----------------------------------------------------
  REPORTING                 7      SOLE DISPOSITIVE POWER
   PERSON
    WITH                           0
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                   1,368,614
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,368,614
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
          X
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

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ITEM 1(a).  NAME OF ISSUER:

            BONE CARE INTERNATIONAL

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1600 ASPEN COMMONS; MIDDLETON, WI 53562

ITEM 2(a).  NAME OF PERSONS FILING:

            a.       RICHARD B. MAZESS, Ph.D.

            b.       MARILYN MAZESS

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            (a)-(b) 3534 BLACKHAWK DRIVE; MADISON, WI 53705

ITEM 2(c).  CITIZENSHIP:

            (a)-(b) UNITED STATES

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            COMMON STOCK, NO PAR VALUE

ITEM 2(e).  CUSIP NUMBER:

            098072101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSONS FILING ARE:

            (a) [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act;
            (b) [ ] Bank as defined in Section 3 (a) (6) of
                    the Exchange Act;
            (c) [ ] Insurance company as defined in Section 3 (a) (19) of the Exchange Act;
            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act;
            (e) [ ] An investment advisor in accordance with Rule
                     13d-1 (b) (1) (ii) (E);
            (f) [ ] An employee benefit plan or
                    endowment fund in accordance with Rule 13d-1 (b) (1)
                    (ii) (F);
            (g) [ ] A parent holding company or control person in
                    accordance with Rule 13d-1 (b) (1) (ii) (G);
            (h) [ ] A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;
            (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
            (j) [ ] Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


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ITEM 4.     OWNERSHIP:

            (a)  RICHARD B. MAZESS, Ph.D.

            (a)  Amount Beneficially owned:     2,737,374

            (b)  Percent of Class:    19.1%

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote: 1,368,760

                 (ii)  Shared power to vote or to direct the vote: 1,368,614

                 (iii) Sole power to dispose or to direct the disposition of:
                       1,368,760

                 (iv)  Shared  power to dispose or direct the disposition of:
                       1,368,614

            (a)  MARILYN MAZESS

            (a) Amount Beneficially owned:     1,368,614

            (b)  Percent of Class:    9.6%

            (c)  Number of shares as to which the person has:

                 (i)    Sole power to vote or to direct the vote: 0

                 (ii)   Shared power to vote or to direct the vote: 1,368,614

                 (iii)  Sole power to dispose or to direct the disposition of: 0

                 (iv)   Shared  power to dispose or direct the disposition of:
                        1,368,614

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable.


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ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 13, 2004
                                     ---------------------------------------
                                                     (Date)


                                          /s/ Richard B. Mazess, Ph.D.
                                     ---------------------------------------
                                                   (Signature)


                                            Richard B. Mazess, Ph.D.
                                     ---------------------------------------
                                                     (Name)



                                                February 13, 2004
                                     ---------------------------------------
                                                     (Date)


                                               /s/ Marilyn Mazess
                                     ---------------------------------------
                                                   (Signature)


                                                 Marilyn Mazess
                                     ---------------------------------------
                                                     (Name)